Exhibit 15.1

April 11, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated March 24, 2003 on our reviews of the interim financial information of Apollo Group, Inc. (the “Company”) and University of Phoenix Online as of and for the three and six-month periods ended February 28, 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended are incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-46834, 33-87844, 33-88982, 33-88984, and 33-63429).

Very truly yours,

PricewaterhouseCoopers LLP